Exhibit 10.3

TCS AR License and MCRM Software & Services Agreement for MarketKast

MCRM Platform, U/I & Analytics for MarketKast

This TECHNOLOGY LICENSE AND SERVICES AGREEMENT (the “Agreement”) is entered into as of January 24, 2013 (the “Effective Date”), between Total Communicator Solutions, Inc., a Delaware corporation with its principal place of business at 747 Armada Terrace, San Diego, CA 92106 (“TCS”), and “MarketKast”, a Florida  corporation  with principal place of business at 171 English Landing, Kansas City, Mo (“Customer”).

RECITALS

A.
WHEREAS TCS and/or its owners or affiliates are the licensees and owners of a patent pending augmented reality (AR) technology that allows businesses to upload a target image such as a logo or advertisement and allows users to point a mobile device at such target and view an AR video or image;

B.	Whereas, TCS is also engaged in providing software related services and those services identified herein; and

C.	WHEREAS Customer desires to license the AR technology and to utilize the software services offered by TCS in a branded mobile application to be designed and built by TCS; and

D.	WHEREAS the Customer desires to engage and contract for the services of TCS to perform certain tasks as set forth below, and to enter into a Technology License as defined herein;

E.	NOW, THEREFORE, in consideration of the above recitals and the mutual promises and conditions contained in this Agreement, TCS and the Customer, (the “Parties”), agree as follows:

1.	DEFINITIONS

When used in this agreement, the following terms have the meanings set forth here:

1.1	“Mobile Apps or Mobile Applications” shall refer to application software that is developed for small low-power handheld devices such as mobile phones and tablet devices.

1.2	“Nontransferable” shall mean incapable of being transferred, assigned, or otherwise assumed by any third party aside from Customer or the single corporate entity that Customer intends to form.

1.3	“Non-sub Licensable” shall mean a personal right for Customer or the single corporate entity Customer intends to form that cannot be transferred, assigned, or licensed to a third party.

1.4
“TCS Software” shall refer to proprietary software belonging to TCS and its contractors that includes a web based hosted software platform, Augemented Reality application’s unique use under the TCS patent pending applications and to which Customer shall have limited access to use including the backend to report on usage and content views.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

1.5	“Personal” shall refer to the use of the software service by Customer as an individual or as a single corporate entity that Customer has indicated he intends to form.

1.6	“Software” shall mean a collection of computer programs and related data that provide the instructions for telling a computer what to do and how to do it.

1.7	“Mobile App” shall mean the application on the mobile device which customer has hired TCS to develop or integrate into, as more fully defined herein.

ACCESS RIGHTS; ACCOUNT

Subject to the terms and conditions of this Agreement, TCS grants to Customer a nontransferable, non-sub licensable, limited right to remotely access the proprietary TCS - Software (the “Software”) which includes the web based hosted software platform.  In addition, all mobile software, distributed software, web based components, etc. (Mobile Apps) are to be used for access to the Software and used only for its internal business purposes of the Corporation and only during the Service Term (as defined below), meaning not to be re-sold or re-branded to any company outside of Customer Corporation.

This is a contract for services, and Customer has no right to receive copies of any software or computer programs (whether in source or object code other than the Mobile App).  Instead, Customer will access the Software through a web browser and distributed Mobile Apps.  Customer will identify an administrative user name and password for its TCS account (the “Account”).  Customer shall be responsible for the security of its user name(s) and password(s), and for all uses of the Account with or without Customer’s knowledge or consent. At customer’s request, TCS shall deliver to customer copies of all software and computer programs (subject and object code) relating to the Mobile App.

In addition to the above, TCS and/or its owners and affiliates, hereby grant to Customer a perpetual, non-exclusive license to access, use, exploit and commercialize the patent pending and licensed AR technology owned and/or developed by TCS, as enhanced, modified, improved or replaced from time to time, for all purposes consistent with Customers business plans anywhere where Customer does business throughout the world. TCS shall, to the best of its ability, protect and defend said patent and technology at all times, and shall, to the best of its ability, provide all reasonable and necessary support, maintenance and upkeep of said technology as necessary to remain abreast of the market and industry. This Technology License shall survive the termination of this Agreement and shall stand-alone as it relates to the rights and obligations of the parties.

In consideration of the Technology License granted hereby, Customer shall pay to TCS a royalty equal to 5% of all gross revenues derived by Customer from its use of the AR technology as defined herein up to $2 million annually, 4% from $2 million to $5 million annually and 3% for all revenue above $5 million annually. Customer shall make said royalty payments to TCS monthly, on the 15th day of each month, based on gross revenues received by Customer during the preceding month, along with a revenue and royalty report providing an accounting of such revenues in a form mutually agreed by the parties.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

In the event that TCS has good cause to believe that Customer has materially under-reported its revenues to TCS it shall have the right, upon reasonable notice, to audit the books and records of Customer for the sole purpose of determining whether it has been fully paid what it is due hereunder.

SERVICES AND SUPPORT

Subject to the terms and conditions of this Agreement and in consideration of Customer’s payment of the Fees set forth in Attachments hereto, during the Term hereof TCS will provide to Customer the services in connection with Customer’s access to the Software (collectively, “Services”):

TCS shall host, manage, operate and maintain the Software on TCS servers, and shall provide the customer support and maintenance services relating to the Software, as described and in accordance with the provisions of Attachment C (collectively, the “Platform Management Services”); and

TCS shall assist with the branding, setup, user training and other services more particularly described on Attachment A (collectively, the “One Time Activation & Configuration Fee”).

TCS shall provide customized integration and services as described on Attachment C (collectively, the “Integration”).

RESTRICTIONS

If Customer or its agents are provided access to the Software or to any software utilized by TCS in delivering the Software (collectively, the “Platform”), Customer shall not (nor shall it permit others to) directly or indirectly: (a) reverse engineer, decompile, disassemble or otherwise attempt to discover the source code, object code or underlying structure, ideas or algorithms of the Services or any Software; (b) modify, translate, or create derivative works based on the Services or any Software; (c) copy (except for archival purposes), rent, lease, distribute, pledge, or encumber rights to the Services or any Software; (d) use the Services or any Software for timesharing or service bureau purposes or otherwise for the benefit of a third party; (e) remove any proprietary notices or labels; or (f) access or attempt to access any other TCS customer accounts or restricted information.

The parties acknowledge and agree that the continued availability of the Software is important to Customer in the conduct of its business and, therefore, within 30 days following the Effective Date Customer will identify an agreed upon Escrow Company for TCS to deposit mobile app source code with Customer the sole beneficiary; provided, however, that, notwithstanding and in lieu of any provision in the Escrow Agreement to the contrary, the Escrow Agreement shall provide for (a) the deposit by TCS Inc of the source code of the mobile app into escrow with the Escrow Agent, including the deposit of any new Major Releases on a Quarterly basis and (b) subject to all terms and conditions of the Escrow Agreement, the release of such Software source code to Customer in the event of insolvency. All escrow code in both object and source form will be available to Customer in the Source Control System and be current to latest release in the operating environment and be transferrable via electronic form. Upon any release of the source code to Customer in accordance with the terms of the Escrow Agreement, Customer shall have a limited, non-exclusive non-transferable, non-sublicensable license to use the Software solely to maintain and support the Software for Customer’s internal business purposes.

The source code shall at all time remain the exclusive property of TCS, subject only to the right of Customer to use the source code under the terms of this agreement.

Customer shall use the Services only in compliance with all applicable laws (including but not limited to policies and laws related to spamming, privacy and intellectual property). Customer hereby agrees to indemnify and hold harmless TCS against any damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees) in connection with any claim or action that arises from an alleged violation of the foregoing from Customer’s misuse of the Services. Although TCS has no obligation to monitor the content provided by Customer or Customer’s use of the Services, TCS may do so and may remove any such content or prohibit any use of the Services that is in violation of the foregoing.

CUSTOMER’S RESPONSIBILITIES

Customer shall obtain and maintain any and all equipment and ancillary services needed to connect to and use its Account, including, without limitation, modems, hardware, server, software, operating system, networking, web servers, long distance and local telephone service (collectively, “Access Equipment”).

During the Service Term, Customer shall provide the following:

•	Applicable means for submitting mobile apps to distribution stores (eg. Apple’s App Store, Google Play)
•	A project manager to represent the business users
•	An IT contact to provide IT guidance and troubleshooting
•	Provide art-work, logos, branding and images with full license to use within the app in a timely fashion

•	Provide input, feedback and direction in a timely manner. This will affect the delivery and production schedule.

•	Market, sell, promote the application in all your marketing efforts.

•	Provide content and use the platform to drive end user adaptation.

•	Provide feedback on bugs, problems, customer concerns and complaints.

•
Adhere to the privacy laws and restrictions included in the EULA and final agreements, as well as all other aspects in the SOW, final contacts and any license agreements with TCS, its subcontractors and partners, including but not limited to Qualcomm.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

•	Allow and participate in PR and press releases

•	Allow TCS and Qualcomm to showcase and use as solution as a demonstration platform to showcase abilities, capabilities and marketing efforts including potential sales.

•	Reasonably market, sell, promote the application in all your marketing efforts.

•	.

At all times during the Service Term, Customer agrees to allow TCS to communicate with Customer’s instance of the Software in order to facilitate the web-based presentation, review usage statistics for the purposes of consulting with Customer, and enter into discussions regarding new features in future releases.

The AR technology is based on Qualcomm SDK which required periodic updates and communication about technology and device performance that will be retained and recorded by Qualcomm. This is defined in detail in the EULA as a mandatory requirement for the use of the technology. No personable identifiable information is shared, recorded or retained by Qualcomm. The EULA is available for review.

FEES; PAYMENT TERMS

Customer shall pay TCS a Technology License Royalty and Software Services and Management fee based on pricing (the “Fees”) specified in the Order Form attached hereto as Attachment A in accordance with the payment terms contained therein. Concurrent herewith, Customer shall issue a purchase order for the total amount of the Fees listed in the Order Form.

Any overdue amounts are subject to a finance charge of an annualized rate of prime plus 2% on any outstanding balance, or the maximum permitted by law, whichever is lower, plus all reasonable expenses of collection. Customer shall be responsible for all taxes associated other than taxes based on TCS’s net income.

TERM AND TERMINATION

The initial term of this Agreement shall begin on the Effective Date of the Agreement and shall be in effect for so long as described on Attachment A, which includes a multi-year services agreement and a perpetual technology license. Termination of this agreement can be made by either party with 90 days notice, however, the Technology License as set forth herein may only be terminated upon a showing of misuse of the licensed technology by Customer, or the failure of Customer to pay license fees due, following a 30 day notice and opportunity to cure.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

INTELLECTUAL PROPERTY RIGHTS

The Software will be installed, accessed and maintained only by or for TCS, and no license is granted thereto, except for as specifically set forth herein. All patents, copyrights, trademarks, service marks, trade secrets and other proprietary rights in or related to the Software, the Documentation and all copies and modifications thereof, and TCS’s other methodologies, tools and analyses (collectively, “TCS IP”), are and will remain the exclusive property of TCS or its licensors. Customer shall not acquire any right in the TCS IP, except the limited rights to access the Software specified in this Agreement. Neither party shall take any action that jeopardizes the other’s intellectual property rights. Anything in this Agreement to the contrary not withstanding, all intellectual property rights in the Mobile App shall belong solely to customer.

TCS agrees and acknowledges that at all time Customer shall be the sole and exclusive owner of content Customer uploads for use in the Software (the “Software Data”), as well as all information related to the Clients and Users (as defined herein. All customer lists and information and all data generated relative to any such customer or client shall remain the sole and exclusive property of Customer, except for as described below, for all time and may not be used by TCS for any purpose other than to advance the interests of Customer hereunder.

The TCS platform and MCRM system retains contextual information about the users. The client will have access to this and will own it’s customers, but TCS will retain a copy of the contextual data gathered and will append this into it’s existing database. The appended database is and remains TCS property and TCS is free to use this as it sees fit as long as it is not in direct competition with Client or in any way harms the Client’s relationship with its users.

If any action is brought against Customer or any client of Customer claiming that the Services or the Software infringes any U.S. patent issued as of the Effective Date or any copyright, trademark or trade secret of a third party, TCS will indemnify, defend and hold Customer harmless from and against any and all damages, losses, liabilities, settlements, costs and expenses (including without limitation costs and attorneys’ fees) incurred by Customer in connection with any such infringement claim. TCS’s obligations hereunder are subject to the following: (a) Customer must notify TCS within a reasonable time of Customer’s learning of the claim (however lack or delay of notice shall not excuse TCS’s indemnification obligations except to the extent such lack or delay caused material prejudice to TCS); (b) TCS shall have sole control over the defense of the claim, including appeals and all negotiations, settlements or compromises; and (c) Customer shall provide TCS with reasonable assistance, information, and authority necessary to perform the above. Customer may be represented, at Customer’s expense, by counsel of Customer’s selection.

If an infringement claim described above may be or has been asserted, Customer will permit TCS, at TCS’s option, to: (a) procure the right to continue using the allegedly infringing item; (b) replace or modify the allegedly infringing item to eliminate the infringement while providing functionally equivalent performance; or (c) if either of the above is not commercially reasonable, terminate this Agreement and refund to Customer a pro-rated amount of the Fees prepaid by Customer relating to the infringing item for the unused portion of the Service Term.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

CONFIDENTIALITY

“Confidential Information” shall mean all confidential and/or proprietary information relating to the intellectual property, planned or existing technology, research, development, products, pricing, processes, trade secrets, business plans, customers (identified or otherwise), transactions, sales, finances, and personnel data related to the business of either party and/or unrelated but received before or during the term of this Agreement. Confidential Information may be communicated orally, in writing or in any other recorded or tangible form. Confidential Information shall not include any information which the receiving party can establish: (a) is already rightfully known to the receiving party at the time of disclosure; (b) is or becomes public knowledge through no fault of the receiving party; (c) is received without an obligation of confidentiality from a third party having the lawful right to disclose same; or (d) is required by law to be disclosed. In addition, the terms of this Agreement shall be considered to be each party’s Confidential Information.

Each party acknowledges the confidential and proprietary nature of the other party’s Confidential Information and agrees that it shall not reveal, disclose or use (other than for purposes of this Agreement) any Confidential Information of the other for any purpose to any other person, firm, corporation, or other entity, other than its employees with a need to know such Confidential Information to perform employment responsibilities consistent with this Agreement. Each party shall use the same standard of care that such party uses to protect its own most confidential information, but in no event less than a reasonable standard of care. Each party shall inform its employees of their obligations under this Agreement and shall take such steps as may be reasonable under the circumstances, or as may be reasonably requested by the other party, to prevent any unauthorized disclosure, copying, distribution, or use of such other party’s Confidential Information. In addition to the foregoing, each party to this Agreement shall be bound by the terms and conditions of the Mutual Confidentiality Agreement previously executed by the parties.

The parties acknowledge that the covenants herein are unique and integral to this Agreement and that monetary damages would be an inadequate remedy at law in the event of a breach. For that reason, the parties consent that such covenants shall be enforceable in a court of equity by temporary or permanent injunction, restraining order or a decree of specific performance. The remedies provided above shall be cumulative and not exclusive and are in addition to any other remedies that either party may have under this Agreement or applicable law.

TCS acknowledges that Customer is a public company, and as such is subject laws regarding insider trading or use of public information. Neither TCS, nor any of its officers, directors or employees will utilize any information gained as a result of its relationship with Customer to trade in the stock of Customer, nor shall it share any non-public information with any third party. Any and all revenues and sales figures provided by Customer under the Technology License shall remain at all times strictly confidential and shall not be shared with any third parties or used for any reason by TCS, or its officers, directors or employees.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

WARRANTIES; DISCLAIMER

TCS warrants that it shall perform the Services with skill and care, using suitably qualified personnel and / or subcontractors and / or contract personnel in a manner consistent with industry standards. In addition, TCS shall use all commercially reasonable efforts to maintain the availability of the Software in a manner that minimizes errors and interruptions. The Software may be temporarily unavailable for scheduled maintenance or for unscheduled emergency maintenance, either by TCS or by third-party providers, or because of other causes beyond TCS’s reasonable control, but TCS shall use all commercially reasonable efforts to provide advance notice in writing or by e-mail of any scheduled service disruption.

TCS DOES NOT WARRANT THAT THE SOFTWARE WILL FUNCTION UNINTERRUPTED OR ERROR FREE; NOR DOES IT MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM USE OF THE SOFTWARE. THE ABOVE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND UNINTERRUPTED USE.

LIMITATIONS ON LIABILITY

EXCEPT FOR LIABILITY RELATED TO BREACHES OF SECTIONS 8 OR 9, NEITHER CUSTOMER, TCS, NOR THEIR RESPECTIVE OFFICERS, AFFILIATES, CONTRACTORS AND EMPLOYEES SHALL BE RESPONSIBLE OR LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR TERMS AND CONDITIONS RELATED THERETO UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES.

IN ADDITION, EXCEPT FOR CLAIMS UNDER SECTION (4.1) AND THE ENTIRETY OF SECTIONS 8 AND 9 AND EXCEPT FOR AMOUNTS PROPERLY PAYABLE TO TCS HEREUNDER, IN NO EVENT SHALL THE AGGREGATE LIABILITY THAT EITHER PARTY MAY INCUR IN ANY ACTION OR PROCEEDING EXCEED THE SERVICE FEES PAID BY CUSTOMER TO TCS IN THE PREVIOUS 12 MONTHS UNDER THIS AGREEMENT.

MARKETING

The parties have agreed on a form of press release announcing the Technology License and Agreement to be issued as soon as practicable following the Effective Date. In addition, Customer agrees to issue a second press release announcing its subscription for the Software at such time as requested by TCS. In addition, Customer hereby grants to TCS a non-exclusive license to use Customer’s names, trade names, trademarks and logos as may be designated from time to time by Customer (“Customer’s Trademarks”) for the limited purpose of including and displaying Customer’s Trademarks in TCS’s marketing materials and on the TCS website.

Customer may, at its discretion: (a) act as a reference for the Software and the Services, including providing quotes from suitable executive level personnel for marketing materials and access; (b) make available Customer management for promotional purposes at times that are convenient for Customer; (c) participate in interviews to be used by TCS in marketing collateral; and (d) assuming reasonable notice and availability of personnel, make joint appearances at industry conferences and events.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

GENERAL INDEMNIFICATION

TCS shall defend, indemnify and hold harmless Customer, its affiliates and their respective officers, directors, employees, customers, agents and representatives from and against any and all claims, losses, injuries, penalties, damages, fines, liabilities, demands, costs and expenses (including without limitation reasonable attorney’s fees) arising out of or relating to: (a) TCS’s breach of any obligation, representation or warranty under this Agreement; (b) the provision of Services by TCS or any employee, independent contractor or agent, including without limitation the negligence or willful misconduct of TCS or any employee, independent contractor or agent, or (c) any claim that any of the TCS’s employees, independent contractors or agents is an employee or independent contractor of Customer or any claim by any such individual or company for wages or benefits.

MISCELLANEOUS

This Agreement, including the Attachments hereto, is the complete and exclusive statement of the mutual understanding of the parties regarding the subject matter hereof and supersedes and cancels all previous written and oral agreements, communications and other understandings relating to the subject matter of this Agreement, and that all waivers and modifications must be in a writing signed by both parties by an authorized officer of each party, except as otherwise provided herein.

If any provision of this Agreement is found to be unenforceable or invalid, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

The parties are independent contractors. This Agreement does not create any agency, employment, partnership, joint venture, franchise or other similar relationship between the parties. Neither party will have the right to assume or create any obligations or to make any representations, warranties or commitments on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever. Each party shall be solely responsible for any benefits, insurance and taxes related to its employees, servants and agents, as well as any claims, damages or lawsuits arising out of its acts or those of its employees, servants or agents or any of them.

Neither this Agreement nor any rights or licenses granted hereunder may be sold, leased, assigned, or otherwise transferred, in whole or in part, by either party, and any such attempted assignment shall be void and of no effect without the prior written consent of the other party. This means, among other things, that unless Customer obtains TCS’s prior written consent, Customer cannot assume, assume and assign, or otherwise transfer this Agreement in a bankruptcy case of Customer or any dissolution, reorganization, or winding up of Customer’s business, whether voluntary or involuntary. The foregoing notwithstanding, such consent shall not be required if: (a) TCS assigns this Agreement in connection with a reorganization, merger, acquisition, sale of all or substantially all of its assets; (b) TCS assigns its right to receive and collect payments hereunder; or (c) Customer assigns this Agreement to a successor in interest in connection with a merger, acquisition or sale of all or substantially all of its assets or as part of general corporate restructuring, but only if such successor: (i) is not a competitor of TCS, and (ii) agrees in writing to be bound to the terms and conditions of this Agreement, and provided that any such assignment does not enlarge the scope of the usage of the Software or TCS’s obligations hereunder.

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

This Agreement shall be binding on, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

To the extent provided herein, each party’s performance under this Agreement is excused to the extent it is prevented or delayed by reason of war, acts of terrorism, civil disorders, epidemics, quarantines, embargoes, fires, earthquakes, storms, or Acts of God, the effects of which cannot be avoided by the exercise of reasonable diligence.

Any notice required or permitted to be given under this Agreement shall be in writing and delivered either by hand, email, certified mail, return receipt request, postage prepaid, or Federal Express or other commercial overnight delivery service with tracking capabilities, all delivery charges prepaid, and address to the applicable party’s address set forth in this Section below or such other addresses as to which the party has notified the other party in accordance with this Section. Notice shall be deemed effective upon receipt, provided, however, that notice sent by certified mail shall be deemed received five (5) days after posting unless received sooner

If to TCS:	TCS, Inc. 747 Armada Terrace San Diego, CA 92106 Attn: Erik Bjontegard

If to Customer:	Customer:	MarketKast, Inc.
171 English Landing Kansas City, Mo Attn: James Byrd, CEO

This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

This Agreement may be executed in counterparts, including counterparts executed and delivered by facsimile, each of which shall be deemed to be an original, and both of which together shall constitute one and the same instrument.

Total Communicator Solutions, Inc.	Customer: MarketKast, Inc.

By:	By:
Erik Bjontegard, President	James Byrd, CEO

Date:	Date:

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CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

 ATTACHMENT A

	Services	Fee
CRM PLATFORM, AR TECHNOLOGY & USAGE FEES MONTHLY LICENSE FEE
●	The monthly license fee includes integration into a single property mobile application including initial training, ongoing support, maintenance and uptime
Up to 50,000 users; $ 500/month
50,001 – 150,000 users; $1,500/mo
150,001 – 249,999 users $3,000/mo
250,000 – 499,999 users; $ 5,000/mo
500,000 up to 2,000,000 users; $ 10,000/mo
Over 2 million users, $15,000/mo

●	Technology License and Usage Fees – monthly royalty for license of patent pending and patented AR technology
Over 2 million users, $15,000/mo
5% of all gross revenues generated from use of AR video technology, payable monthly from prior month up to annual revenues of $2,000,000, 4% on revenues from $2,000,000 to $5,000,000 and 3% on revenues above $5 million annually.

Mobile app development with PLATFORM CONFIGURATION & ACTIVATION
●	Integration of Categories and Alerting Into Mobile App & Configuration of MCRM Platform as per SOW attached as including integration of AR technology for both client and user engagement with the ability to upload AR targets and play videos on the defined AR targets	~~$75,000~~ (One-Time Fee for development of and integration into iPhone and Android Mobile App)

ONGOING INTEGRATION AS NEEDED
●	Integration of the mobile and platform components to customer specific merchant systems as well as new features specific and non-specific to Customer vertical – on as needed basis	Billed on Time & Materials Basis as needed and agreed upon by both parties $65.00 / Hour - Offshore Engineering & Development $125.00 / Hour - Onshore Development and Project Management

VARIABLE HOSTING FEES		Amazon Web Services Included in Monthly fees

	USAGE FEES:	Standard Usage fees include:

●	Delivery – Cost of message delivery per CPM	● Delivery Fee per message
●	Proof of Presence	● Success Fee per opened and acted upon message
●	Success Fee (message opened / acted upon)	● Affiliate / Commission Fees
●	Commissions on sales	● Sponsorship Fee

These fees have been included in the gross revenue license fee and do not apply Usage Fees are covered above in the monthly CRM Platform, AR Technology and Usage Fee

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

Total Costs including building the Mobile Communication Platform;
Mobile Application in iOS and Android , Augmented Reality Re-Play on User Defined AR Targets,
Full integration & branding of the Platform and Mobile App:

US$ 73,000

$24,000 upon contract execution
$24,000 on delivery of satisfactory alpha demo as defined
$25,000 on final satisfactory delivery and publication to App Stores & Play

This proposal is valid until 2-3-13
This proposal is null and void unless executed by this date

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com

CONFIDENTIAL AND PROPRIETARY
747 Armada Terrace § San Diego, CA 92106 § Phone: 619.277.1488 § ErikB@Communicatar.com